Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120 James T. Pastore For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

    CRIIMI MAE Completes Refinancing of 7% CMO-1 and Further Reduces Interest
                                    Expense

     Rockville, MD, June 3, 2004 - CRIIMI MAE Inc. (NYSE: CMM) today announced that it had completed the refinancing of its final insured mortgage portfolio as of June 1, 2004. The refinancing of the $45.7 million balance of this 7% collateralized mortgage obligation ("CMO-1") will result in further annualized cost savings.

     "As we did previously with our CMO-3 and CMO-2 transactions, we took advantage of the lower interest rate environment and exercised the call option on this securitized mortgage obligation, reducing the Company's annualized cash interest expense associated with these assets by approximately $2.0 million. In addition, this refinancing netted approximately $3.4 million cash to the Company because CMO-1 was over collateralized," said President and Chief Operating Officer Mark Jarrell.

     As a result of exercising the "clean up" call on CMO-1, the early extinguishment of debt will result in a financial statement loss of approximately $1.1 million related to the unamortized discount and deferred financing costs associated with the CMO. This amount, which will be recognized in the second quarter of 2004, would have been amortized as expense over the remaining term of CMO-1 had the Company not exercised the prepayment option in May.

     CRIIMI MAE used proceeds from the sale of $17.7 million of the FHA mortgage loans that partially secured the debt and $31.4 million available under its $200 million repurchase facility with a unit of Bear Stearns to redeem the debt.
Under the agreement governing the FHA loan sale, CRIIMI MAE will retain a 50% interest in the net interest paid on the FHA loans over time after deducting an agreed-upon financing rate. The FHA loans have a weighted average net coupon of
8.3 % and the financing rate is expected to be one-month LIBOR plus 50 basis points. The $31.4 million advanced by Bear Stearns bears interest at one-month LIBOR plus 10 basis points or approximately 580 basis points lower than the previous financing costs and is collateralized by approximately $35 million of GNMA securities that have a weighted average net coupon of approximately 8.0 %.


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     For further information, shareholders and securities brokers should contact
CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.


Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to repay all or any portion of the Bear Stearns debt and achieve the expected interest cost savings; the trends in LIBOR and prices of GNMA securities; competitive pressures; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured and other obligations, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events

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